                       TRANSACT TECHNOLOGIES INCORPORATED
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                          ---------------------------
                                                          MARCH 28,         March 29,
                                                             1998             1997
                                                          ----------       ----------
NET INCOME                                                $  634,000       $1,087,000
                                                          ==========       ==========
SHARES:
 Basic - Weighted average common shares outstanding        6,460,000        6,723,000
 Dilutive effect of outstanding options and
   warrants as determined by the  treasury
   stock method                                               66,000          154,000
                                                          ----------       ----------
 Dilutive - Weighted average common and
   common equivalent shares outstanding                    6,526,000        6,877,000
                                                          ==========       ==========
NET INCOME PER COMMON AND
 COMMON EQUIVALENT SHARE:
 Basic                                                    $     0.10          $0.16 *
                                                          ==========       ==========
 Diluted                                                  $     0.10          $0.16 *
                                                          ==========       ==========


* Net income per share for the three months ended March 29, 1997 have been calculated giving effect to SFAS 128.